UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amended No.     )

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Digirad Corporation

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DIGIRAD CORPORATION

13950 Stowe Drive

Poway, California 92064

NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS AND PROXY STATEMENT

To the Stockholders of Digirad Corporation:

Notice is hereby given that the Annual Meeting of the Stockholders of Digirad Corporation will be held on May 4, 2007 at 11:00 a.m. at 13950 Stowe Drive, Poway, California, for the following purposes:

1. To elect seven directors for a one-year term to expire at the 2008 Annual Meeting of Stockholders. Our present Board of Directors has nominated and recommends for election as director the following persons:

Timothy J. Wollaeger

Gerhard F. Burbach

Mark L. Casner

Raymond V. Dittamore

R. King Nelson

Kenneth E. Olson

Douglas Reed, M.D.

2. To ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2007.

3. To transact such other business as may be properly brought before our Annual Meeting or any adjournment thereof.

Our Board of Directors has fixed the close of business on March 14, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at our Annual Meeting and at any adjournment or postponement thereof.

Accompanying this Notice is a Proxy. Whether or not you expect to be at our Annual Meeting, please complete, sign and date the enclosed Proxy and return it promptly. If you plan to attend our Annual Meeting and wish to vote your shares personally, you may do so at any time before the Proxy is voted.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

Timothy J. Wollaeger
Chairman of the Board

Poway, California

April 11, 2007

DIGIRAD CORPORATION

13950 Stowe Drive

Poway, California 92064

PROXY STATEMENT

The Board of Directors of Digirad Corporation, a Delaware corporation (the “Company,” “we” or “us”), is soliciting the enclosed Proxy for use at our Annual Meeting of Stockholders to be held on May 4, 2007 at 11:00 a.m. at 13950 Stowe Drive, Poway, California, 92064 and at any adjournments or postponements thereof. This Proxy Statement was first sent to stockholders on or about April 11, 2007.

All stockholders who find it convenient to do so are cordially invited to attend the meeting in person. In any event, please complete, sign, date and return the Proxy in the enclosed envelope.

A proxy may be revoked by written notice to the Secretary of the Company at any time prior to the voting of the proxy, or by executing a subsequent proxy prior to voting or by attending the meeting and voting in person. Unrevoked proxies will be voted in accordance with the instructions indicated in the proxies, or if there are no such instructions, such proxies will be voted (1) for the election of our Board of Directors’ nominees as directors, and (2) for the ratification of the selection of Ernst & Young LLP as our independent auditors. Shares represented by proxies that reflect abstentions or include “broker non-votes” will be treated as present and entitled to vote for purposes of determining the presence of a quorum. Abstentions have the same effect as votes “against” the matters, except in the election of directors. “Broker non-votes” do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of “votes cast.”

Stockholders of record at the close of business on March 14, 2007 (the “Record Date”) will be entitled to vote at the meeting or vote by proxy using the enclosed proxy card. As of that date, 18,817,951 shares of our common stock, par value $0.0001 per share, were outstanding. Each share of our common stock is entitled to one vote. A majority of the outstanding shares of our common stock entitled to vote, represented in person or by proxy at our Annual Meeting, constitutes a quorum. A plurality of the votes of the shares present in person or represented by proxy at our Annual Meeting and entitled to vote on the election of directors is required to elect directors, and a majority of the shares present in person or represented by proxy and entitled to vote thereon is required for the ratification of the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2007.

The cost of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and Proxy will be borne by us. In addition to soliciting proxies by mail, our officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, other custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse such persons’ out-of-pocket expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven members. Each of our directors is elected for a term of one year to serve until his successor is duly elected and qualified or until his earlier death, resignation or removal. The seven nominees are Timothy J. Wollaeger, Gerhard F. Burbach, Mark L. Casner, Raymond V. Dittamore, R. King Nelson, Kenneth E. Olson, and Douglas Reed, M.D., each of whom is presently a member of our Board of Directors.

A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors is required to elect directors. If no contrary indication is made, Proxies in the accompanying form are to be voted for our Board of Directors’ nominees or, in the event any of such nominees is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who shall be designated by our Board of Directors to fill such vacancy. Each person nominated for election has agreed to serve if elected and the Board of Directors has no reason to believe that any nominee will be unable to serve.

Information Regarding Directors

The information set forth below as to the nominees for director has been furnished to us by the nominees:

Nominees for Election to the Board of Directors

Name	Age	Position
Timothy J. Wollaeger	63	Chairman of the Board of Directors
Mark L. Casner	51	Director and President and Chief Executive Officer
Gerhard F. Burbach	45	Director
Raymond V. Dittamore	64	Director
R. King Nelson	50	Director
Kenneth E. Olson	70	Director
Douglas Reed, M.D.	53	Director

Timothy J. Wollaeger has served as a member of our Board of Directors since April 1994 and as our Chairman since January 1996. Mr. Wollaeger has been the Managing Director for the San Diego office of Sanderling Biomedical Venture Capital, a venture capital investment company, since April 2002. He was the general partner of Kingsbury Associates, L.P., a venture capital firm he founded in January 1994 and which focused on investments in the healthcare industry until it dissolved in December 2006. From May 1990 to December 1993, Mr. Wollaeger served as Senior Vice President and a director of Columbia Hospital Corporation, a hospital management company now known as HCA Healthcare Corporation. From October 1986 until July 1993, Mr. Wollaeger was a general partner of Biovest Partners, a seed venture capital firm. He is a member of the board of directors of Biosite, Inc., a medical diagnostic company, and a founder and director of several privately held medical products companies. Mr. Wollaeger received his B.A. in economics from Yale University in 1966 and his M.B.A. from the Stanford University Graduate School of Business in 1971.

Mark L. Casner has served as our President and Chief Executive Officer since January 2006 and as President of Digirad Imaging Solutions from October 2005 to January 2006. Prior to coming to Digirad, Mr. Casner served as President of DMS Imaging, a mobile imaging company, from 2003 to 2005. From 1995 through 2003 he was a member of Radiologix, a radiology services company, and its predecessor organization, most recently as Senior Vice President of Operations. Mr. Casner received a B.A. from Miami University of Ohio in 1977, an M.A. from the University of Maryland in 1979 and an M.B.A. from Marymount University in 1983.

Gerhard F. Burbach served as our President and Chief Executive from April 2005 to January 2006 and has served as a member of our Board of Directors since October 2004. He now serves as President and Chief Executive Officer of Thoratec Corporation, a manufacturer of medical devices used by patients with congestive heart failure. Prior to joining as our President and Chief Executive Officer, Mr. Burbach served as President and Chief Executive Officer of Bacchus Vascular, Inc., a developer of catheter-based medical devices for the removal of blood clots. Prior to that, he held the position of Chief Executive Officer of Phillips Nuclear Medicine, a division of Phillips Electronics, from January 2001 to July 2003 and, before its acquisition by Phillips, worked for four years for ADAC Laboratories, most recently as President and General Manager of its nuclear medicine division. Mr. Burbach received a B.S. in industrial engineering from Stanford University in 1984 and an M.B.A. from Harvard Business School in 1990.

Raymond V. Dittamore has served as a member of our Board of Directors since March 2004. Mr. Dittamore is a retired audit partner of Ernst & Young, LLP, an international public accounting firm. Mr. Dittamore retired after 35 years of service, including 14 years as the managing partner of the firm’s San Diego office, and severed all relationships with Ernst & Young, LLP prior to joining as a member of our Board of Directors. Mr. Dittamore is a director of Qualcomm Incorporated, a wireless communications company, Invitrogen Corporation, a biotechnology company, and Gen-Probe Incorporated, a biotechnology company. Mr. Dittamore received his B.S. from San Diego State University in 1966.

R. King Nelson has served as a member of our Board of Directors since March 2004 and previously served as a director from May 2000 to April 2002. Mr. Nelson has served as President and Chief Executive Officer of Kerberos Proximal Solutions, Inc., a developer of medical devices used for the treatment of vascular disease, from April 2005 until September 2006. From May 1999 to December 2003, Mr. Nelson served as the President and Chief Executive Officer of VenPro Corporation, a medical device company that develops bioprosthetic implants for venous vascular and cardiovascular medicine. From January 1980 to December 1998, Mr. Nelson held various executive positions at Baxter Healthcare Corporation, a health care company, most recently as President of the perfusion service business. Mr. Nelson received his B.S. from Texas Tech University in 1979 and his M.B.A. in international business from the University of Miami in 1989.

Kenneth E. Olson has served as a member of our Board of Directors since March 1996. From June 1984 to June 1998, he served as Chairman, and from December 1990 to February 1996 and from March 1997 to June 1998, he served as Chief Executive Officer, at Proxima Corporation, a supplier of digital imaging systems. From 1971 to 1987, he was Chairman and Chief Executive Officer of Topaz, Inc., a designer and manufacturer of computer peripherals. Mr. Olson also serves on the board of directors for WD-40 Company, a specialty chemicals company, and served as a director of Avanir Pharmaceuticals from 1988 to September of 2006. He received his M.B.A. from Pepperdine University in 1974.

Douglas Reed, M.D. has served as a member of our Board of Directors since August 2000. He has been a Managing Director of Vector Fund Management, a venture capital firm which focuses on investments in the life sciences and healthcare industry, since June 2000. Since January 2007, he has been a general partner of Hatteras Venture Partners, a venture capital firm focusing on investments in the life sciences and healthcare industry. Dr. Reed is board certified as a neuroradiologist and has held faculty positions at the University of Washington and Yale University in the department of radiology. Dr. Reed received his B.A. in biology in 1977 and his M.D. in 1978 from the University of Missouri—Kansas City, and his M.B.A. from the Wharton School at the University of Pennsylvania in 1989.

Board Meetings

Our Board of Directors held four regularly scheduled meetings and four special telephonic meetings during 2006. No director who served as a director during the past year attended fewer than 75% of the aggregate of the total number of meetings of our Board of Directors and of the total number of meetings of committees of our Board of Directors on which he served.

Committees of the Board

The board currently has, and appoints members to, three standing committees: the compensation committee, the audit committee and the corporate governance committee. The current members of the committees are identified below:

Director	Compensation	Audit	Corporate Governance
Timothy J. Wollaeger	✓ (Chair)
Gerhard F. Burbach	✓
Raymond V. Dittamore		✓ (Chair)
R. King Nelson		✓	✓
Kenneth E. Olson		✓	✓ (Chair)
Douglas Reed, M.D.	✓		✓

Compensation Committee. The Compensation Committee consists of Messrs. Wollaeger, Dittamore, and Reed, with Mr. Wollaeger serving as its chairman. The Compensation Committee held nine meetings, including telephonic meetings, during 2006. All members of the Compensation Committee are independent as determined under the various Nasdaq Global Market, Securities and Exchange Commission and Internal Revenue Service qualification requirements. The Compensation Committee is governed by a written charter approved by our Board of Directors. The functions of this committee include, among other things:

•

reviewing and, as it deems appropriate, recommending to our Board of Directors, policies, practices and procedures relating to the compensation of our directors, officers and other managerial employees and the establishment and administration of our employee benefit plans;

•

establishing appropriate incentives for officers, including the Chief Executive Officer, to encourage high performance, promote accountability and adherence to company values and further the Company’s long-term strategic plan and long-term value; and

•	exercising authority under our employee benefit plans.

Audit Committee. The Audit Committee consists of Messrs. Dittamore, Nelson and Olson, with Mr. Dittamore serving as its chairman. The Audit Committee held six meetings, including telephonic meetings, during 2006. All members of the Audit Committee are independent directors (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). Mr. Dittamore qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the Securities and Exchange Commission. The Audit Committee is governed by a written charter approved by our Board of Directors. The functions of this committee include, among other things:

•	meeting with our management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•	meeting with our independent auditors and with internal financial personnel regarding the adequacy of our internal controls and the objectivity of our financial reporting;

•	recommending to our Board of Directors the engagement of our independent auditors;

•

reviewing our quarterly and audited financial statements and reports and discussing the statements and reports with our management, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management; and

•	reviewing our financial plans and reporting recommendations to our full Board of Directors for approval and to authorize action.

Both our independent auditors and internal financial personnel regularly meet privately with our Audit Committee and have unrestricted access to this committee.

Corporate Governance Committee. The Corporate Governance Committee members are Messrs. Olson, Nelson and Reed, with Mr. Olson serving as its chairman. The Corporate Governance Committee held four meetings during 2006. All members of the Corporate Governance Committee are independent directors, as defined in the Nasdaq Stock Market qualification standards. The Corporate Governance Committee is governed by a written charter approved by our Board of Directors. The functions of this committee include, among other things:

•	reviewing and recommending nominees for election as directors;

•	assessing the performance of the Board of Directors;

•	developing guidelines for board composition; and

•	reviewing and administering our corporate governance guidelines and considering other issues relating to corporate governance.

Director Nomination Process

Director Qualifications

In evaluating director nominees, the Corporate Governance Committee considers, among others, the following factors:

•	the appropriate size of our Board of Directors;

•	personal and professional integrity, independence, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in our industry; and

•	experience as a board member of other publicly held companies.

The Corporate Governance Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Corporate Governance Committee also considers candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Corporate Governance Committee may also consider such other facts as it may deem are in the best interests of the Company and our stockholders. The Corporate Governance Committee does, however, believe it appropriate for at least one, and, preferably, several, members of our Board of Directors to meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules, and that a majority of the members of our Board of Directors meet the definition of an “independent director” under the Nasdaq Stock Market qualification standards. At this time, the Corporate Governance Committee also believes it appropriate for our Chief Executive Officer to serve as a member of our Board of Directors.

Identification and Evaluation of Nominees for Directors

The Corporate Governance Committee identifies nominees for director by first evaluating the current members of our Board of Directors willing to continue in service. Current members with qualifications and skills that are consistent with the Corporate Governance Committee’s criteria for Board of Directors service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our Board of Directors with that of obtaining a new perspective. If any member of our Board of Directors does not wish to continue in service or if our Board of Directors decides not to re-nominate a member for re-election, the Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The Corporate Governance Committee generally polls our Board of

Directors and members of management for their recommendations. The Corporate Governance Committee may also review the composition and qualification of the Boards of Directors of our competitors, and may seek input from industry experts or analysts. The Corporate Governance Committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by our independent directors and executive management. In making its determinations, the Corporate Governance Committee evaluates each individual in the context of our Board of Directors as a whole, with the objective of assembling a group that can best attain success for the Company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Corporate Governance Committee makes its recommendation to our Board of Directors. Historically, the Corporate Governance Committee has not relied on third-party search firms to identify Board of Directors candidates. The Corporate Governance Committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

The Corporate Governance Committee has not received director candidate recommendations from our stockholders and does not have a formal policy regarding consideration of such recommendations. The Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for membership on the Company’s Board of Directors, based on the established factors considered in evaluating nominees for the Board of Directors. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated. Stockholders wishing to suggest a candidate for director should write to the Company’s corporate secretary. In order to be considered, the recommendation for a candidate must include the following written information: (i) the stockholder’s name and contact information; (ii) a statement that the writer is a stockholder and is proposing a candidate for consideration by the Corporate Governance Committee; (iii) the name of and contact information for the candidate and a statement that the candidate is willing to be considered and serve as a director, if nominated and elected; (iv) a statement of the candidate’s business and educational experience; (v) information regarding each of the factors listed above, other than that regarding the size and composition of our Board of Directors, sufficient to enable the Corporate Governance Committee to evaluate the candidate; (vi) a statement of the value that the candidate would add to our Board of Directors; (vii) a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company; (viii) detailed information about any relationship or understanding between the proposing stockholder and candidate; and (ix) a list of three character references, including complete contact information for such references. In order to give the committee sufficient time to evaluate a recommended candidate, the recommendation should be received by our corporate secretary at our principal executive offices not later than the 120th calendar day before the one year anniversary of the date our proxy statement was mailed to stockholders in connection with the previous year’s Annual Meeting of Stockholders.

Communications with our Board of Directors

Our stockholders may send correspondence to our Board of Directors c/o Corporate Secretary at Digirad Corporation, 13950 Stowe Drive, Poway, California 92064. Our corporate secretary will review all correspondence addressed to our Board of Directors, or any individual director, for any inappropriate correspondence and correspondence more suitably directed to management. Our corporate secretary will forward appropriate stockholder communications to our Board of Directors prior to the next regularly scheduled meeting of our Board of Directors following the receipt of the communication. Our corporate secretary will summarize all correspondence not forwarded to our Board of Directors and make the correspondence available to our Board of Directors for its review at our Board of Director’s request.

Code of Business Conduct and Ethics

The Company has established a Code of Business Conduct and Ethics that applies to our officers, directors and employees. The Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of

Regulation S-K. The Code of Business Conduct and Ethics is available on our website at www.digirad.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Corporate Governance Documents

The Company’s corporate governance documents, including the Audit Committee Charter, Compensation Committee Charter, Corporate Governance Committee Charter and Code of Business Conduct and Ethics are available, free of charge, on our website at www.digirad.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this Proxy Statement. We will also provide copies of these documents, free of charge, to any stockholder upon written request to Investor Relations, Digirad Corporation, 13950 Stowe Drive, Poway, California 92064.

Report of the Audit Committee

The following is the report of the Audit Committee with respect to Digirad’s audited financial statements for the year ended December 31, 2006.

The purpose of the Audit Committee is to assist the Board in its general oversight of Digirad’s financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee and is available on our website at www.digirad.com. The Audit Committee is comprised solely of independent directors as defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young, LLP, the Company’s independent auditors. Management is responsible for the preparation, presentation and integrity of Digirad’s financial statements, accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13A-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

Beginning in fiscal 2005 and continuing through fiscal 2006 (the second year of certification), management has implemented a process of documenting, testing and evaluating the Company’s system of internal controls over financial reporting in accordance with the requirements of the Sarbanes-Oxley Act of 2002. The Audit Committee is kept apprised of the progress of the evaluation and provides oversight and advice to management. In connection with this oversight, the Audit Committee receives periodic updates provided by management and Ernst & Young LLP at each regularly scheduled Audit Committee meeting. At a minimum, these updates occur quarterly. The Audit Committee also holds regular private sessions with Ernst & Young LLP to discuss their audit plan for the year, and the results of their quarterly reviews and the annual integrated audit. At the conclusion of the process, management provides the Audit Committee with and the Audit Committee reviews a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC, as well as Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to (i) its consolidated financial statements and financial statement schedule, (ii) management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation.

The Committee met on six occasions in 2006, which included in person and telephonic meetings. The Committee met privately in executive session with Ernst & Young as a part of each regular meeting and held private meetings with the Chief Financial Officer.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and PCAOB Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.” In addition, Ernst & Young LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with Ernst & Young LLP their firm’s independence.

Based on their review of the consolidated financial statements and discussions with and representations from management and Ernst & Young LLP referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Digirad’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by Digirad’s external auditor Ernst & Young LLP. Pre-approval is required for audit services, audit-related services, tax services and other services. In some cases, the full Audit Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. In other cases, a designated member of the Audit Committee may have delegated authority from the Audit Committee to pre-approve additional services, and such pre-approval is later reported to the full Audit Committee. See “Fees for Professional Services” for more information regarding fees paid to Ernst & Young LLP for services in fiscal years 2006 and 2005.

AUDIT COMMITTEE

Raymond V. Dittamore, Chair

Kenneth E. Olson

R. King Nelson

Principal Accounting Fees and Services

In connection with the audit of the 2006 financial statements, the Company entered into an engagement agreement with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP has performed audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The following table sets forth the aggregate fees agreed to by the Company for the annual and statutory audits for the fiscal years ended December 31, 2006 and 2005, and all other fees paid by the Company during 2006 and 2005 to its principal accounting firm, Ernst & Young LLP:

	For the years ended December 31
	2006	2005
	(in thousands)
Audit Fees	$341.4	$665.1
Audit-Related Fees	10.3	—
Services for Compliance and Tax Fees	116.7	75.2

Totals	$468.4	$740.3

The Audit Committee has determined that the rendering of all non-audit services by Ernst & Young, LLP is compatible with maintaining the auditor’s independence. The fees listed under “Audit Fees” above were incurred for service related to the annual audit of the Company’s consolidated financial statements, reviews of interim consolidated financial statements and services that are normally provided in connection with statutory and regulatory filings and engagements. In 2005, audit fees also include fees incurred for the audits of management’s assessment of the effectiveness of internal controls over financial reporting and the effectiveness of internal control over financial reporting. The fees listed under “Audit-Related Fees” above were incurred for service related to consultations regarding internal controls and other accounting matters, and the fees listed under “Compliance and Tax Fees” above were incurred for services related to federal and various state tax compliance and planning. All non-audit related services in the above table were pre-approved and/or ratified by the Audit Committee. The Audit Committee approves non-audit services by Ernst & Young on an ad hoc basis, and has vested authority with Raymond V. Dittamore, the chairman of the Audit Committee, to approve non-audit services as needed. The chairman’s approval of non-audit services requires Audit Committee ratification later.

Compensation of Directors

In the fiscal year ended December 31, 2006, non-employee members of our Board of Directors received a $27,000 annual retainer for their Board service, an annual fee of $6,000 for serving on the Audit Committee (with an additional $10,000 paid to the Chairman) and an annual fee of $4,000 for serving on the Compensation or Corporate Governance Committee. The annual retainer and fee payments are made quarterly, in advance. On April 28, 2006, the non-employee members of our Board of Directors also received options to purchase 10,000 shares of our common stock at $3.95 per share, vesting immediately. For fiscal year 2007, the annual retainer for Board services of non-employee members of our Board of Directors has been raised to $29,000.

Director Attendance at Annual Meetings

Although the Company does not have a formal policy regarding attendance by members of our Board of Directors at our Annual Meeting, we encourage all of our directors to attend. All of the Company’s directors attended our 2006 Annual Meeting, our most recent Annual Meeting, in person except for Mr. Wollaeger, who attended the meeting by telephone.

Our Board of Directors unanimously recommends a vote “FOR” the election as director of each nominee listed above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 3, 2007 regarding the beneficial ownership of our common stock by (i) each person we know to be the beneficial owner of 5% or more of our common stock, (ii) each of our current executive officers, (iii) each of our directors and (iv) all of our current executive officers and directors as a group. Information with respect to beneficial ownership has been furnished by each director, executive officer or 5% or more stockholder, as the case may be. The address for all executive officers and directors is c/o Digirad Corporation, 13950 Stowe Drive, Poway, California 92064.

Percentage of beneficial ownership is calculated based on 18,817,951 shares of common stock outstanding as of March 3, 2007. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes shares of our common stock issuable pursuant to the exercise of stock options, warrants or other securities that are immediately exercisable or convertible or exercisable or convertible within 60 days of March 3, 2007. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
5% Stockholders:
Entities affiliated with Vector Fund Management (1)	2,141,519	11.4%
1751 Lake Cook Road, Suite 350 Deerfield, IL 60015
Royce & Associates, LLC (2)	1,381,722	7.3
1414 Avenue of the Americas New York, NY 10019
Entities affiliated with HCA, Inc. (3)	1,264,564	6.7
One Park Plaza Nashville, TN 37069
Perry Corp. (4)	1,179,950	6.3
767 Fifth Avenue New York, NY 10153
Wentworth, Hauser, Violich, Inc. (5)	1,024,000	5.4
353 Sacramento Street, Suite 600 San Francisco, CA 94111
Named Executive Officers and Directors:
Mark L. Casner (6)	121,347	*
Todd P. Clyde (7)	158,654	*
Michael J. Keenan (8)	38,769	*
Vera P. Pardee (9)	145,717	*
Randy L. Weatherhead (10)	53,328	*
Timothy J. Wollaeger (11)	773,394	*
Gerhard F. Burbach (12)	250,000	*
Raymond V. Dittamore (13)	37,429	*
R. King Nelson (14)	32,474	*
Kenneth E. Olson (15)	133,950	*
Douglas Reed, M.D. (16)	2,141,519	11.4
All Executive Officers and Directors as a group (11 persons) (17)	3,886,581	20.6%

*	Indicates beneficial ownership of less than 5% of the total outstanding common stock.
(1)

Includes (a) 30,000 shares subject to options exercisable with 60 days of March 3, 2007; (b) 901,312 shares held by Vector Later-Stage Equity Fund, L.P.; (c) 296,923 shares held by Vector Later-Stage Equity Fund II, L.P.;

(d) 24 shares subject to warrants and options exercisable within 60 days of March 3, 2006 and 890,771 shares held by Vector Later-Stage Equity Fund II (Q.P.), L.P.; and (e) 22,489 shares held by Douglas Reed. Douglas Reed, a member of our Board of Directors, and Barclay A. Phillips are the managing directors of each of Vector Fund Management, L.P., which is the general partner of Vector Later-Stage Equity Fund, L.P., and Vector Fund Management II, LLC, which is the general partner of each of Vector Later-Stage Equity Fund II, L.P. and Vector Later-Stage Equity Fund II (Q.P.), L.P. Dr. Reed and Mr. Phillips, together with D. Theodore Berghorst, Peter Drake and James Foght, who are also members of the investment committee of Vector Fund Management, L.P. and Vector Fund Management II, LLC, may be deemed to have voting and investment discretion with respect to the shares held by Vector Later-Stage Equity Fund, L.P., Vector Later-Stage Equity Fund II, L.P. and Vector Later-Stage Equity Fund II (Q.P.), L.P. Dr. Reed, Mr. Phillips, Mr. Berghorst, Dr. Drake and Dr. Foght each disclaim beneficial ownership of the shares held by Vector Later-Stage Equity Fund, L.P., Vector Later-Stage Equity Fund II, L.P. and Vector Later-Stage Equity Fund II (Q.P.), L.P., except to the extent of their respective pecuniary interests in any such fund. The foregoing information is based solely upon information contained in Forms 13G/A filed on March 12, 2007.

(2)	The foregoing information is based solely upon information contained in a Schedule 13G filed with the SEC by Royce & Associates, LLC on January 19, 2007.
(3)	Includes (a) 657,082 shares directly owned by Health Care Indemnity, Inc., (b) 280,030 shares directly owned by Western Plains Capital, Inc. and (c) 327,452 shares directly owned by The HCA Foundation. The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC by the foregoing entities on February 14, 2007.
(4)	The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC by Perry Corp. on July 7, 2006.
(5)	The foregoing information is based solely on information contained in a Schedule 13G filed with the SEC by the foregoing entity on February 8, 2007.
(6)	Includes (a) 101,347 shares subject to options exercisable within 60 days of March 3, 2007 and (b) 20,000 shares held by Mr. Casner. Mr. Casner was appointed as President and Chief Executive Officer, effective January 15, 2006.
(7)	Includes 158,654 shares subject to options exercisable within 60 days of March 3, 2007.
(8)	Mr. Keenan was appointed President, Digirad Imaging Solutions effective as of March 31, 2006. Includes (a) 36,769 shares subject to options exercisable within 60 days of March 3, 2007 and (b) 2,000 shares held by Mr. Keenan.
(9)	Includes 145,717 shares subject to options exercisable within 60 days of March 3, 2007.
(10)	Includes 53,328 shares subject to options exercisable within 60 days of March 3, 2007.
(11)	Includes (a) 30,000 shares subject to options exercisable within 60 days from March 3, 2007; (b) 132,792 shares held by the Timothy J. & Cynthia K. Wollaeger Trust, (c) 426,330 shares held by Sanderling Venture Partners V, L.P.; (d) 104,428 shares held by Sanderling V Biomedical, L.P.; (e) 42,250 shares held by Sanderling V Limited Partnership; and (f) 37,594 shares held by Sanderling V Beteiligungs GMBH & Co. KG. Until December 2006, Timothy J. Wollaeger, a member of our Board of Directors, was the general partner of Kingsbury Associates, L.P., which was a general partner of each of Kingsbury Capital Partners, L.P., and Kingsbury Capital Partners, L.P., IV. Mr. Wollaeger is also a managing director of Middleton, McNeil & Mills Associates V, LLC, the general partner of Sanderling Venture Partners V, L.P., Sanderling V Biomedical, L.P., Sanderling V Limited Partnership and Sanderling V Beteiligungs GMBH & Co. KG. Mr. Wollaeger disclaims beneficial ownership of the shares held by Sanderling Venture Partners V, L.P., Sanderling V Biomedical, L.P., Sanderling V Limited Partnership and Sanderling V Beteiligungs GMBH & Co. KG, in each case except to the extent of his or its pecuniary interests in the named fund. Mr. Wollaeger shares voting and investment power with respect to the shares held by Sanderling Venture Partners V, L.P., Sanderling V Biomedical, L.P., Sanderling V Limited Partnership and Sanderling V Beteiligungs GMBH & Co. KG with the other managing directors of Middleton, McNeil & Mills Associates V, LLC. The foregoing information is based solely upon information contained in Forms 4 filed on May 2, 2006 and December 28, 2006 and a Form 4/A filed on March 1, 2006.
(12)	Includes 250,000 shares subject to options exercisable within 60 days of March 3, 2007. Mr. Burbach resigned as President and Chief Executive Officer, effective January 15, 2006.

(13)	Includes (a) 31,429 shares subject to options exercisable within 60 days of March 3, 2007 and (b) 6,000 shares held by the Dittamore Family Trust.
(14)	Includes (a) 31,507 shares subject to options exercisable within 60 days of March 3, 2007 and (b) 967 shares held by Mr. Nelson.
(15)	Includes (a) 80,590 shares subject to options exercisable within 60 days of March 3, 2007; (b) 12 shares subject to warrants exercisable within 60 days of March 3, 2007 held by the Kenneth E. Olson Trust dated March 16, 1989; (c) 43,492 shares held by the Kenneth E. Olson Trust dated March 16, 1989; and (d) 9,856 shares held by Linda Olson, Mr. Olson’s wife. Kenneth E. Olson, a member of our Board of Directors, is the trustee of the Kenneth E. Olson Trust dated March 16, 1989.
(16)	Includes (a) 30,000 shares subject to options exercisable within 60 days of March 3, 2007; (b) 901,312 shares held by Vector Later-Stage Equity Fund, L.P.; (c) 296,923 shares held by Vector Later-Stage Equity Fund II, L.P.; (d) 24 shares subject to warrants and options exercisable within 60 days of March 3, 2006 and 890,771 shares held by Vector Later-Stage Equity Fund II (Q.P.), L.P.; and (e) 22,489 shares held by Douglas Reed. Douglas Reed, a member of our Board of Directors, and Barclay A. Phillips are the managing directors of each of Vector Fund Management, L.P., which is the general partner of Vector Later-Stage Equity Fund, L.P., and Vector Fund Management II, LLC, which is the general partner of each of Vector Later-Stage Equity Fund II, L.P. and Vector Later-Stage Equity Fund II (Q.P.), L.P. Dr. Reed and Mr. Phillips, together with D. Theodore Berghorst, Peter Drake and James Foght, who are also members of the investment committee of Vector Fund Management, L.P. and Vector Fund Management II, LLC, may be deemed to have voting and investment discretion with respect to the shares held by Vector Later-Stage Equity Fund, L.P., Vector Later-Stage Equity Fund II, L.P. and Vector Later-Stage Equity Fund II (Q.P.), L.P. Dr. Reed, Mr. Phillips, Mr. Berghorst, Dr. Drake and Dr. Foght each disclaim beneficial ownership of the shares held by Vector Later-Stage Equity Fund, L.P., Vector Later-Stage Equity Fund II, L.P. and Vector Later-Stage Equity Fund II (Q.P.), L.P., except to the extent of their respective pecuniary interests in any such fund. The foregoing information is based solely upon information contained in Forms 13G/A filed on March 12, 2007.
(17)	See footnotes 6 through 16 inclusive.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Our Executive Officers

The following table sets forth information as to persons who currently serve as our executive officers.

Name	Age	Position
Mark L. Casner	51	President and Chief Executive Officer and Director
Todd P. Clyde	38	Chief Financial Officer and Senior Vice President, Finance
Michael J. Keenan	49	President, Digirad Imaging Solutions
Vera P. Pardee	50	General Counsel, Secretary and Senior Vice President, Legal
Randy L. Weatherhead	54	Senior Vice President, Sales and Marketing
Paul J. Early	71	Vice President and Corporate Radiation Safety Officer
Richard L. Conwell	56	Senior Vice President of Technology

For information regarding Mr. Casner, see “Proposal 1—Election of Directors.”

Todd P. Clyde has served as our Chief Financial Officer and Senior Vice President, Financial since January 2006, and has served as Chief Financial Officer since November 2002. From January 2002 to November 2002, Mr. Clyde was Chief Financial Officer at Del Mar Database, Inc., a software company developing products for the mortgage lending industry. From March 2000 to October 2001, Mr. Clyde was Vice President and Controller at Verance Corporation, a digital information tracking and security company. From October 1997 to March 2000, Mr. Clyde was Vice President and Division Controller at I-Bus/Phoenix, a division of Maxwell Technologies, Inc. which is a manufacturer of customized industrial computing. Prior to this, he was a senior auditor at Ernst & Young, LLP, an international public accounting firm. Mr. Clyde received his B.S. in accounting and his Masters of Accountancy from Brigham Young University in 1994. Mr. Clyde is a Certified Public Accountant.

Michael J. Keenan joined us in March 2006 as President of Digirad Imaging Solutions. Before coming to Digirad, Mr. Keenan held various roles at Apria Healthcare Group, Inc., a home healthcare company, from January 1994 to January 2006, most recently as Vice President of Operations. Before that, he served as Regional Sales Manager with Home Nutritional Services, a home infusion therapy company, from June 1988 to May 1992, and as an Assistant Manager and Nurse with Deaconess Medical Center, a hospital, from 1981 to 1988. Mr. Keenan holds a Bachelor of Arts degree from Whitworth College, Spokane Washington granted in 1987 and a registered nursing degree from Niagara College, New York granted in 1980.

Vera P. Pardee has served as our Senior Vice President, Legal since January 2006, and has been our Vice President, General Counsel and Secretary since April 2003. From July 2000 to February 2002, Ms. Pardee served as Vice President, General Counsel and Secretary of Nanogen, Inc., a biotechnology company developing molecular diagnostic tests for the clinical research and diagnostics markets. From January 1988 to June 2001, Ms. Pardee was in private practice as a partner and associate at Seltzer Caplan Vitek McMahon and from 1983 to 1987 as an associate at O’Melveny & Myers, LLP. Since March 2006, Ms. Pardee has served as a director of Barnabus Energy, Inc., an alternative energy company. Ms. Pardee received her J.D. from Southwestern University School of Law in 1982.

Randy L. Weatherhead has served as Senior Vice President, Sales and Marketing since January 2006. He joined Digirad as Vice President of Marketing in August of 2005. Prior to coming to Digirad, he served for nearly eight years as Global Vice President at Siemens Medical Systems Nuclear Medicine, a medical imaging products company, and PET Products, a medical imaging products company. From November 1974 to October 1986, he was Director of Marketing for Technicare, a Johnson and Johnson company, and before that held senior sales and marketing positions with a number of companies specialized in medical imaging, including ONI in Wilmington, MA, Sopha Medical Systems, formerly of Columbia, MD, and ADAC Laboratories (now Philips) in Milpitas, CA. Mr. Weatherhead received certifications in x-ray technology and nuclear medicine technology from E.W. Sparrow Hospital in Lansing, Michigan in 1974 and from Duke University Medical Center in Durham, North Carolina in 1975, respectively.

Paul J. Early has served as our Vice President of Corporate Radiation Safety since March 2004. From March 2001 to March 2004, Mr. Early served as our Corporate Radiation Safety Officer. Prior to joining us, Mr. Early was the President of Associates at Medical Physics, the scientific journal of the American Association of Physicists in Medicine. Mr. Early is the author of multiple books, including the nuclear medicine textbook “Textbook of Nuclear Medicine Technology.” Mr. Early is a Diplomat of the American Board of Medical Physics, the American Board of Science in Nuclear Medicine and the American Board of Radiology. Mr. Early received his B.S. from St. Ambrose University in 1957 and completed two years of post-graduate studies at Creighton University in 1959.

Richard L. Conwell has served as our Senior Vice President of Technology since July 2004. He was our Vice President of Advanced Research and Development and Business Development from August 2001 to June 2004, and our Vice President of Marketing from January 2001 to August 2001. Before that, he was our Vice President of Research and Development and Marketing from March 2000 to January 2001, and Vice President of Research and Development from June 1996 to March 2000. Prior to joining us, Mr. Conwell was Vice President of Thermo Gamma Metrics, a company which develops and markets on-line, high-speed process optimization systems for raw-materials analysis, where he was responsible for the company’s bulk material analyzer business. Mr. Conwell received his B.S. in physics and computer science from Ball State University in 1973.

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2006 with management. In reliance on the reviews and discussions referred to above, the Compensation Committee recommended to the board, and the board has approved, that the CD&A be included in the proxy statement for the year ended December 31, 2006 for filing with the SEC.

The foregoing report has been furnished by the Compensation Committee.

COMPENSATION COMMITTEE

Timothy J. Wollaeger, Chair

Raymond V. Dittamore

Douglas Reed, M.D.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Executive Compensation Objectives and Philosophy

Our executive compensation plan’s objectives are to attract and retain highly competent executives and to compensate them based upon a pay-for-performance philosophy. With the intent to increase short-term and long-term stockholder value, we have designed our executive compensation plan to reward:

•

company performance as measured by specific financial goals. For our 2007 executive bonus plan, we have chosen defined minimum revenue and net loss targets, excluding stock-based compensation, as thresholds for granting any bonus payments; for our 2006 executive bonus plan, we chose defined minimum revenue and net loss targets, excluding stock-based compensation, as well as fourth quarter 2006 profitability goals as such thresholds;

•

individual performance as measured against personal goals and objectives that contain quantitative components wherever possible; such personal goals depend on the position occupied by our executive officers and can include achieving technological advances, broadening of our products and services offerings, or building a strong team. In connection with our 2006 and 2007 executive bonus plans, we emphasized the achievement of corporate financial goals to incentives our team to reach them; and

•	demonstration of leadership, team building skills and high ethical standards.

We include a significant equity component in our overall compensation to align the long-term interests of our executives with those of our stockholders. Our compensation plan is designed to encourage success of our executives as a team, rather than only as individual contributors, by attaining overall corporate goals. In setting those goals, we consider the company’s historic performance, the current and anticipated economic conditions in our market place and industry, and the performance of our competitors.

Role and Authority of Compensation Committee

The Compensation Committee consists of Messrs. Wollaeger, Dittamore, and Reed, with Mr. Wollaeger serving as its chairman. Each member of the Compensation Committee is a “non-employee director” within the meaning of Rule 16b-3 under the Securities and Exchange Act of 1934, an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code and satisfies the independence requirements imposed by the Nasdaq Global Market.

The Compensation Committee is responsible for discharging the responsibilities of the Board of Directors with respect to the compensation of our executive officers. Prior to February 12, 2007, the Compensation Committee reviewed and recommended the compensation of our executive officers for approval by the Board of Directors, and the Board of Directors thereafter acted on the Compensation Committee’s recommendations. As of February 12, 2007, the Compensation Committee approves all compensation of our executive officers without further Board action. The Compensation Committee reviews and approves each of the elements of the executive compensation program of the Company and continually assesses the effectiveness and competitiveness of the program. The Compensation Committee also periodically reviews director compensation.

The Compensation Committee operates under a written charter adopted by our Board of Directors. A copy of the charter is available under the investor relations section of our website at www.digirad.com. The charter permits the Compensation Committee to engage outside consultants and to consult with the Company’s Human Resources department when appropriate to assist in carrying out its responsibilities. The Committee may also obtain advice and assistance from internal or external legal, accounting or other advisers selected by the Compensation Committee.

The Role of our Executives in Setting Compensation

The Compensation Committee on occasion meets with our President and Chief Executive Officer, Mr. Casner, and/or other executives to obtain recommendations with respect to Company compensation programs, practices and packages for executives, other employees and directors. Management makes recommendations to the Compensation Committee on the base salary, bonus targets and equity compensation for the executive team and other employees. The Compensation Committee considers, but is not bound to and does not always accept, management’s recommendations with respect to executive compensation. The Compensation Committee has changed significantly several of management’s proposals in recent years, including fiscal 2007. The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our named executive officers, but may, if it chooses, delegate any of its responsibilities to subcommittees.

Mr. Casner attends some of the Compensation Committee’s meetings, but the Compensation Committee also regularly holds executive sessions not attended by any members of management or non-independent directors. The Compensation Committee discusses Mr. Casner’s compensation package with him, but makes decisions with respect to his compensation outside of his presence. In February 2007, the Compensation Committee delegated to a committee consisting of certain members of management the authority to grant awards of stock incentives, in accordance with specific guidelines and from an authorized options pool, to persons who are not (a) “covered employees” under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), (b) individuals with respect to whom the Company wishes to comply with Section 162 (m) of the Code, or (c) executive officers. The Compensation Committee also has authorized Mr. Casner to make salary adjustments and short-term incentive (bonus) decisions for all employees other than executive officers.

Elements of Executive Compensation

Executive compensation consists of the following elements:

•	Base salary;

•	Annual Incentive Bonus;

•	Long-Term Incentives; and

•	Retirement benefits under a 401(k) plan and generally available benefit programs.

Base Salary. The base salary for each executive is initially established through negotiation at the time the executive is hired, taking into account his or her scope of responsibilities, qualifications, experience, prior salary and competitive salary information within our industry. Year-to-year adjustments to each executive officer’s base salary are determined by an assessment of her or his sustained performance against individual goals, including leadership skills and the achievement of high ethical standards, the individual’s impact on the company’s business and financial results, current salary in relation to the salary range designated for the job, experience, demonstrated potential for advancement, and an assessment against base salaries paid to executives for comparable jobs in the marketplace. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies.

Annual Incentive Bonus. Payments under our executive bonus plan are based on achieving both personal and corporate goals. Personal goals support our overall corporate goals and, wherever possible, contain quantitative components. An executive officer’s failure to meet some or all of these personal goals can affect the bonus amount. Corporate goals consist of specific financial targets for the Company. We believe that offering significant potential income in the form of bonuses allows us to attract and retain executives and to align their interests with those of our stockholders.

Long-Term Incentive Program. Our long-term incentives consist of stock option awards. The objective of these awards is to align the longer-term interests of our stockholders and our executive officers and to complement incentives tied to annual performance. We have historically elected to use stock options as our primary long-term equity incentive vehicle. We have not adopted stock ownership guidelines.

401(k) and Other Benefits

During 2006, our executive officers were eligible to receive certain benefits generally available to all our employees on the same terms, including medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, educational and employee assistance and certain other benefits. Mr. Casner also received housing and relocation benefits described below under the paragraph entitled, “How and Why CEO Compensation Has Differed from the Compensation of Other Executive Officers.” During 2007, we also maintained a tax-qualified 401(k) Plan, which provides for broad-based employee participation. Under the 401(k) Plan, all employees are eligible to receive matching contributions from the Company of 25% of employee contributions up to a maximum of $1,000 per employee, per year, subject to vesting provisions. We do not provide defined benefit pension plans or defined contribution retirement plans to our executives or other employees. The 401(k) Plan and other generally available benefit programs allow us to remain competitive for employee talent, and we believe that the availability of these benefit programs generally enhances employee productivity and retention.

Why We Chose to Pay Each of the Executive Compensation Elements and How We Determine the Amount of Each Element

Base Salary. Base salary is paid to attract and retain our executives and to provide them with a level of predictable base compensation. Because base salary, in the first instance, is set at the time the executive is hired, it is largely market-driven and influenced by the type of position occupied, the level of responsibility, experience and training of each executive, and the base salary at his or her prior employment. Annual adjustments to base salary, if any, are influenced by the individual’s achievement of individual goals, the company’s achievement of its financial goals, and benchmarking surveys designed to assure that we remain competitive.

While neither the Company nor the Compensation Committee has retained a compensation consultant, the Company conducts benchmarking reviews on an annual basis. In reviewing and establishing the 2007 salaries and bonus plan, the Company conducted benchmarking based on three (3) salary surveys available on or provided by salary.com, salaries review.com (based on data from ERI surveys) and Watson Wyatt. For 2007, we reviewed reports from these sources based on the following criteria: base salaries, short-term bonus plans and long term incentives at public companies employing between 300 to 500 employees in the San Diego metropolitan area and reporting revenues between $75 and $85 million. For 2006, the Company benchmarked executive base salaries, short-term bonus plans and long term incentives against compensation surveys prepared by the Association of Electronic Manufacturers, the Epler Group and the Radford Survey, focusing on companies with revenues up to $100 million and between 400 and 500 employees either in the San Diego or Southern California area, depending on the specificity of the survey used. In both 2006 and 2007, our target for executive base salaries is at or close to the median of the range of salaries for executives in similar positions with similar responsibilities at these comparably-sized companies. We believe that a base salary at or close to median, combined with our short and long-term incentive plans, will enable us to attract and retain talented executives.

The base salaries we paid to our executives in 2006 are reflected in the summary compensation table below.

Annual Incentive Bonuses. We pay annual incentive bonuses to reward the achievement of clearly defined but shorter-term performance goals. We believe that such bonuses provide incentive to achieve our goals, and we align our goals with our stockholders’ interests by measuring them, whenever possible, in terms of revenue and income or other financial objectives. In setting bonus levels, we review the Company’s annual business plan and financial performance objectives. After estimating the likely financial results of the business plan as submitted by management and approved by the Board, we set financial threshold goals based on those estimated results in terms of revenue, income or other financial measurements, and we allocate a percentage of these potential incremental improvements to executive bonuses. We set the minimum performance thresholds that must be reached before any bonus will be paid at levels that will take significant effort and skill to achieve. Our bonus plans are not capped; thus, if the Company’s financial performance in any year exceeds expectations, bonus amounts increase. We also consider benchmarking information in setting bonus levels, and for 2007 and 2006, we obtained such information from the sources and companies described above. In 2006 and 2007, our threshold bonus targets ranged below the median bonus amounts calculated based on the benchmarking data we obtained because the Company’s financial performance was below our expectations.

In February 2006, we compared the actual financial results achieved by the Company for fiscal year 2005 against the corporate threshold goals for revenue and net income targets set in our 2005 executive bonus program, and determined that, because those threshold goals had not been met, no payments were due under the program. Specifically, for fiscal year 2005 we did not meet our revenue growth threshold goal of 20% over our year-end 2004 results or our net income threshold goal of $3.0 million. We determined, however, that our executive officers had met personal performance goals despite the challenges the Company had faced in 2005, including the departure of our prior Chief Executive Officer. In order to reward their individual performance and to retain their services, the Compensation Committee recommended, and the Board awarded, discretionary bonuses of $10,000 each to six executive officers.

In May 2006, we adopted an executive bonus program for fiscal 2006. Pursuant to the program, our executive officers became eligible to receive allocations from a bonus pool equal to one-third of the team’s aggregate current salaries in the event that we achieved certain revenue, net loss, excluding stock-based compensation expense, and fourth quarter profitability goals during fiscal 2006. The threshold levels for payments were $74 million in revenue, $6.5 million in net loss, and the achievement of profitability in the fourth quarter, net of the profitability bonus and excluding stock-based compensation expense. The available bonus pool amount increased if these threshold goals were exceeded. The Board of Directors retained discretion to reduce an executive’s bonus for failure to meet personal goals, and to pay a bonus of up to $40,000 per individual executive regardless of our achievement of our financial goals in the event the individual met his or her personal goals. Bonuses were payable following completion of the audit for the 2006 fiscal year. In February 2007, we paid the following bonuses under this plan to our executives:

Mark L. Casner, President and Chief Executive Officer	$123,034
Todd P. Clyde, Chief Financial Officer and Senior Vice President, Finance	$74,326
Michael J. Keenan, President, Digirad Imaging Solutions	$71,229
Vera P. Pardee, General Counsel, Secretary and Senior Vice President, Legal	$74,326
Randy L. Weatherhead, Senior Vice President, Sales and Marketing	$68,132

In setting the amounts payable under the 2006 executive bonus program, we determined that the Company would have earned approximately $2.5 million in additional revenue had the Company not changed its business model in the summer of 2006 by phasing out the delivery of stress agents. Based on this mid-year change in our financial plans and objectives, we paid out bonus amounts due under the plan at revenue levels of $74.4 million rather than the $71.9 million achieved.

In December 2006, we adopted an executive bonus program for 2007. Under the terms of this 2007 plan, we established a bonus pool equal to 31% of the executive team’s aggregate current salaries payable to the executive officers upon the achievement of certain revenue and net income goals. Bonuses shall be payable if, for the 2007 fiscal year, our revenue is greater than or equal to $77.0 million, and if our net income, excluding stock-based compensation expense, is greater than or equal to $1.0 million. Following the achievement of the minimum thresholds, the pool increases as revenue and net income rises. If our threshold revenue and net income goals are achieved, the bonuses payable to our executive team are as follows:

Mark L. Casner, President and Chief Executive Officer	$185,000
Todd P. Clyde, Chief Financial Officer and Senior Vice President, Finance	$61,000
Michael J. Keenan, President, Digirad Imaging Solutions	$95,000
Vera P. Pardee, General Counsel, Secretary and Senior Vice President, Legal	$57,000
Randy L. Weatherhead, Senior Vice President, Sales and Marketing	$52,000

If an individual executive officer does not meet personal goals, we retain discretion to reduce the bonus payable to such executive officer. In addition, we have discretion to pay up to $40,000 per executive officer for reaching personal goals regardless of whether we achieve our revenue or net income goals. Any bonuses due will be paid following the audit of our financial statements for the 2007 fiscal year.

Long-Term Incentives. We grant stock options to our executives and directors as part of our executive compensation package program to directly link their interests to those of our stockholders, since stock options will only produce value to executives if the price of our stock appreciates. We believe that our compensation program must include long-term incentives such as stock options if we wish to hire and retain high-level executive talent. We also believe that stock options help to provide a balance to the overall executive compensation program as base salary and bonus awards focus only on short-term compensation. In addition, the vesting period of stock options encourages executive retention and the preservation of shareholder value. We base the number of stock options granted on the type and responsibility level of the executive’s position, the executive’s performance in the prior year and the executive’s potential for continued sustained contributions to our long-term success and the long-term interests of our stockholders. Options generally vest over a four-year period, on a monthly basis, and each option is exercisable over a ten-year period following its grant unless the executive’s employment terminates prior to such date. The number of stock options is also dependent on the number of options available in the option pool, the number of options already granted and vested to each individual executive, and benchmarking information concerning the option granting practices of comparable companies. For 2006 and 2007, option grants were below the median range for executives in similar positions at comparable companies (based on revenue and number of employees) in our geography because the Company’s financial performance was below our expectations.

How and Why CEO Compensation Has Differed from the Compensation of Other Executive Officers

Gary F. Burbach was our Chief Executive Officer from April 2005 until January 15, 2006. His 2005 base salary of $325,000 was established pursuant to an oral, at-will arrangement, and he was granted options to purchase 240,000 shares of our common stock at $5.50 per share, vesting monthly over a one-year period. Because Mr. Burbach remains on our board, these options remain exercisable until 2015. Mr. Burbach also participated in the executive bonus plan established for 2005, but received no payments under the plan because he was no longer an employee of the Company in February 2006 when payments were made under the plan. We set the amounts of each element of Mr. Burbach’s plan when he was hired based on his skills and experience, the responsibilities of his position, and our desire to attract and retain him as our Chief Executive Officer.

Mark Casner became our Chief Executive Officer and President effective January 15, 2006. Mr. Casner’s base salary for 2006 was $295,000, and Mr. Casner participated in the 2006 executive bonus plan established by the Board of Directors. The criteria for his participation in the 2006 bonus plan did not differ materially from those of the other executives, except that his potential bonus awards accelerate at a steeper rate than those of other executives as financial targets are reached. The payment to him under the 2006 executive bonus plan was $123,034, based on our achievement of corporate revenue and net loss goals. On January 9, 2006, in recognition of his promotion to Chief Executive Officer, Mr. Casner was awarded options to purchase 35,000 shares of our common stock at $3.89 per share. On May 1, 2006, he was awarded options to purchase 30,000 shares of our common stock at $3.94 per share as part of the 2006 executive compensation package, and on December 21, 2006, he was awarded options to purchase 45,000 shares of our common stock at 4.07 per share as part of the 2007 executive compensation package. Also at that time, his salary was increased to $310,000. In addition, during 2006 we reimbursed Mr. Casner for costs in conjunction with moving to California to join our Company in the amount of $151,277 in relocation benefits, $24,030 in housing benefits, and $14,525 in moving costs. As other employees have done, he participated in our 401(k) Plan and received matching benefits of $1,000.

We have entered into an employment contract with our President and Chief Executive Officer Mark Casner; in all other respects, we base the total compensation of our CEO largely upon policies and criteria similar to those used for our other executive officers. The terms of Mr. Casner’s employment agreement are set forth in the Section entitled, “Employment Arrangements and Change in Control Arrangements,” below.

How We Determine When to Grant Stock Options

Stock option grants are generally awarded to our executive officers (i) at the time of hire, (ii) upon promotion, and (iii) as part of the long term incentive program.

Executive Officer Grant Process. For newly hired executive officers, upon their promotion and in connection with their annual executive compensation package, the Compensation Committee generally approves options at its regularly scheduled meetings. The grants are effective and vesting commences on the day the grant is made, and the exercise price of each grant is the closing price of our stock as of the date of the grant. On occasion, the Compensation Committee may determine to grant the options for newly hired executive officers by unanimous written consent prior to the executive’s hire date; in that case, the effective date of the grant and the vesting date are the executive’s first day of employment, and the price of the options is the closing price of our stock as of that date. If options are granted by means of unanimous consent other than for new hires, the options are granted and priced at the closing price of our stock, and begin vesting, on the date when the last consent is received by the Company.

In each case described above, if the date on which the grant would otherwise be effective falls on a day when the markets are closed, the grant date and the vesting commencement date become the next business day when the markets are open, and the price of our stock at the close of business on that day becomes the option price.

Non-Executive Officer Grant Process. For option grants to non-executive officers, the Board of Directors has created and authorized an Option Grant Committee composed of the Chief Executive Officer, the Chief Financial Officer, the General Counsel and the Vice President of Human Resources. The Option Grant Committee grants options to non-executive officers in connection with their hiring and promotion, and when giving annual refresher grants. Grants made by the Option Grant Committee to non-executive officers are effective on the third day after the release of the Company’s next quarterly or annual earnings, and the exercise price of each grant is the closing price of our stock as of the date of the grant. If the stock market is closed on the third day after the release of the Company’s next quarterly or annual earnings release, the grant date, vesting commencement date and option price are all established on the next business day when the market is open.

Grants to Directors. Grants to non-employee board members are made by Board resolution immediately following the annual stockholders’ meeting; the grant date is the first open market day following that meeting, and the grant price is the closing market price on the grant date. Grants to our Board of Directors vest immediately.

Our Policies in Connection with Waiving or Modifying Performance Goals

We exercise reasonable discretion in modifying performance goals when unanticipated events, such as market or regulatory changes, the need to adjust business plans or individual assignments or areas of responsibility, or the loss of key personnel have made the achievement of previously set individual or company-wide performance goals impossible or significantly more difficult. We believe that the failure to adjust goals in such circumstances could lead to justified disappointment and the potential departure of key personnel we wish to retain. If performance goals are restated because of unanticipated events, we may adjust the bonus and option elements of the executive compensation plan. Any such adjustments would generally continue to include, as a prerequisite, the executive’s meeting her or his individual performance goals, and the company’s achievement of revised, measurable financial goals such as revenue or earnings.

Based on these considerations, we paid $10,000 to six of our executive officers in light of their achievement of individual goals, even though the corporate revenue and net income goals for our 2005 executive bonus program had not been met. Also, in connection with the February 2007 payment of bonuses under the 2006 executive bonus program, we determined that the Company would have earned approximately $2.5 million in additional revenue had the Company not changed its business model in the summer of 2006 by phasing out the delivery of stress agents, and paid out bonus amounts due under the plan at revenue levels of $74.4 million rather than the $71.9 million achieved.

The Impact of Tax and Accounting Treatments on Elements of Compensation

We have elected to award non-qualified stock options instead of incentive stock options to all our employees, directors and consultants to allow the corporation to take advantage of the more favorable tax advantages associated with non-qualified stock options.

Internal Revenue Code Section 162(m) precludes the Company from deducting certain forms of non-performance-based compensation in excess of $1,000,000 to named executive officers. To date, we have not exceeded the $1,000,000 limit for any executive, and the Compensation Committee has not defined a policy that all compensation must be deductible. However, since stock-based awards comprise a significant portion of total compensation, the Compensation Committee has taken appropriate steps to preserve deductibility for such awards in the future, when appropriate.

Our Rationale for Selecting a Particular Event to Trigger Payment Under a Post-Termination Agreement

Other than as set forth below, only payments that could be made currently to our executive officers as a result of any post-termination agreement exist as rights under our 2004 Stock Incentive Plan, as amended. The 2004 Stock Incentive Plan, and the option agreements of our executives, provide that, in case of a change of control of the company, all options then outstanding shall become fully vested if such executive’s employment is terminated without cause within twelve months of the change of control. All options then outstanding but neither assumed nor replaced by the successor entity shall vest immediately upon the change of control event. We have adopted these defined trigger events for post-termination compensation to provide incentives for our executives to work for, instead of against, changes of control of the company that align with our stockholders’ interests, and to assure them of severance benefits in such circumstances that are comparable to those offered by similar companies in our industry and our geographic location.

Under Mr. Casner’s employment agreement, should his employment be terminated by us without cause, he will receive, subject to his signing a release of all claims, a lump sum payment equal to nine months of his base salary. We selected termination without cause as the triggering event for providing Mr. Casner with a level of severance benefits in line with those granted by some comparable companies in our industry to attract him to employment with our company.

The Level of Salary and Bonus in Proportion to Total Compensation

Because of the congruence of interests by our executives and our stockholders in sustained, long-term growth of the value of our stock, we seek to keep cash compensation in line with market conditions and, if justified by the Company’s financial performance, place emphasis on the use of options as a means of obtaining significantly better than average compensation.

Other Compensation

We intend to continue to maintain our current benefits for our executive officers, including medical, dental, vision and life insurance coverage and the ability to contribute to a 401(k) retirement plan; however, the Compensation Committee in its discretion may revise, amend or add to the officer’s executive benefits if it deems it advisable. The benefits currently available to the executive officers are also available to our other employees. At times, we pay the relocation, housing or commuting costs of our employees, including our executive officers.

Executive Compensation

The following table provides information regarding the compensation earned during the fiscal year ended December 31, 2006 by our chief executive officers, our chief financial officer and our three other most highly compensated executive officers who were employed by us as of December 31, 2006. We refer to our chief executive officers, chief financial officer and these other executive officers as our “named executive officers” elsewhere in this document.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)		Total ($)
Mark L. Casner	2006	$291,538	—	—	$291,842	$123,034	—	$190,832	(6)	$897,247
President, Chief Executive Officer and Member of the Board of Directors (5)
Gerhard F. Burbach	2006	30,856	—	—	59,317	59,317	—	—		90,173
President, Chief Executive Officer and Member of the Board of Directors (7)
Todd P. Clyde	2006	238,846	$10,000	—	108,271	74,326	—	1,000		432,443
Chief Financial Officer, Senior Vice President, Finance
Michael J. Keenan	2006	164,538	—	—	58,118	71,229	—	1,000		294,885
President of Digirad Imaging Solutions (8)
Vera P. Pardee	2006	239,231	10,000	—	113,919	74,326	—	1,000		438,476
General Counsel, Secretary, and Senior Vice President, Legal
Randy L. Weatherhead	2006	217,692	10,000	—	158,387	68,132	—	53,402	(9)	507,613
Senior Vice President, Sales & Marketing

(1)	A discretionary bonus, approved by our Board of Directors, was paid in 2006.
(2)	Refer to Note 1, “Stock Based Compensation,” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10 K, filed on February 20, 2007 for the relevant assumptions used to determine the valuation of our option awards.
(3)	All non-equity incentive plan compensation was awarded under the terms of the 2006 executive bonus plan. Refer below for more details.
(4)	Amounts shown include payments made to the named executive officers in lieu of matching contributions to such officers’ 401(k) retirement plans.
(5)	Mr. Casner was appointed President, Chief Executive Officer and to the Board of Directors on January 15, 2006. He served as President of Digirad Imaging Solutions from October 2005 to January 2006.
(6)	Amounts shown include $189,832 of housing costs, moving costs, and relocation bonus.
(7)	Mr. Burbach resigned as President and Chief Executive on January 15, 2006. He continues to serve as a member of our Board of Directors.
(8)	Mr. Keenan was appointed President of Digirad Imaging Solutions on March 31, 2006.
(9)	Amounts shown include $51,402 of moving costs and relocation bonus.

Grants of Plan-Based Awards

All plan-based awards granted to our named executive officers are non-incentive stock options. The exercise price per share of each option granted to our named executive officers was the closing price of our stock on the date of the grant, unless the markets were closed on that date, in which case the price per share was the closing price on the next business day when the markets were open. All options were granted under our 2004 Stock Incentive Plan, as amended and restated on April 27, 2006.

The following table presents information concerning grants to each of the named executive officers during 2006.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (1)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark L. Casner	12/21/06	—	—	—	—	—	—	—	45,000	$4.07	$99,401
	5/1/06	—	—	—	—	—	—	—	30,000	3.94	65,118
	1/9/06	—	—	—	—	—	—	—	35,000	3.89	77,241
	N/A	$67,808	$121,619	—	—	—	—	—	—	—	—
Gerhard F. Burbach	N/A	—	—	—	—	—	—	—	—	—	—
Todd P. Clyde	12/21/06	—	—	—	—	—	—	—	25,000	4.07	55,223
	5/1/06	—	—	—	—	—	—	—	35,000	3.94	75,971
	N/A	44,382	75,858	—	—	—	—	—	—	—	—
Michael J. Keenan	12/21/06	—	—	—	—	—	—	—	35,000	4.07	77,312
	3/31/06	—	—	—	—	—	—	—	125,000	4.28	304,775
	N/A	42,533	72,697	—	—	—	—	—	—	—	—
Vera P. Pardee	12/21/06	—	—	—	—	—	—	—	10,000	4.07	22,089
	5/1/06	—	—	—	—	—	—	—	35,000	3.94	75,971
	N/A	44,382	75,858	—	—	—	—	—	—	—	—
Randy L. Weatherhead	12/21/06	—	—	—	—	—	—	—	10,000	4.07	22,089
	5/1/06	—	—	—	—	—	—	—	10,000	3.94	21,706
	1/9/06	—	—	—	—	—	—	—	20,000	3.89	44,138
	N/A	40,684	69,536	—	—	—	—	—	—	—	—

(1)	The exercise price of the stock option awards is equal to the closing price of the common stock on the date of the grant.
(2)	Refer to Note 1, “Stock-Based compensation,” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on February 20, 2007 for the relevant assumptions used to determine the valuation of our option awards.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of the fiscal year ended December 31, 2006, including the value of the stock awards.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mark L. Casner	58,332	141,668	(2)	—	$4.83	10/1/2015	—	—	—	—
	8,020	26,980	(1)	—	$3.89	1/9/2016	—	—	—	—
	4,374	25,626	(1)	—	$3.94	5/1/2016	—	—	—	—
	—	45,000	(1)	—	$4.07	12/21/2016	—	—	—	—
Gerhard F. Burbach	10,000	—		—	$10.07	10/28/2014	—	—	—	—
	240,000	—		—	$5.50	04/28/2015	—	—	—	—
Todd P. Clyde	92,857	—		—	$0.49	11/5/2012	—	—	—	—
	14,232	5,768	(3)	—	$5.50	2/25/2014	—	—	—	—
	31,249	43,751	(1)	—	$5.50	4/28/2015	—	—	—	—
	5,104	29,896	(1)	—	$3.94	5/1/2016	—	—	—	—
	—	25,000	(1)	—	$4.07	12/21/2016	—	—	—	—
Michael J. Keenan	—	125,000	(2)	—	$4.28	3/31/2016	—	—	—	—
	—	35,000	(1)	—	$4.07	12/21/2016	—	—	—	—
Vera P. Pardee	79,197	6,517	(3)	—	$0.49	5/22/2013	—	—	—	—
	10,166	4,120	(3)	—	$5.50	2/25/2014	—	—	—	—
	31,249	43,751	(1)	—	$5.50	4/28/2015	—	—	—	—
	5,104	29,896	(1)	—	$3.94	5/1/2016	—	—	—	—
	—	10,000	(1)	—	$4.07	12/21/2016	—	—	—	—
Randy L. Weatherhead	35,415	64,585	(2)	—	$4.85	7/28/2015	—	—	—	—
	4,583	15,417	(1)	—	$3.89	1/9/2016	—	—	—	—
	1,458	8,542	(1)	—	$3.94	5/1/2016	—	—	—	—
	—	10,000	(1)	—	$4.07	12/21/2016	—	—	—	—

(1)	1/48th of the total number of shares subject to the option vest monthly.
(2)	1/4 of the shares subject to the option vest one year following vesting commencement date, and 1/48th of the total number of the shares subject to the option vest monthly thereafter.
(3)	1/4 of the shares subject to the option vest one year following vesting commencement date, and then options vest daily thereafter.

Option Exercises and Stock Vested at Fiscal Year End

None of our named executive officers exercised options or received stock during the fiscal year ended December 31, 2006.

Pension Benefits

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Employment Arrangements and Change in Control Arrangements

We have entered into a written employment agreement with our Chief Executive Officer, Mark Casner. The agreement continues for an unspecified term and may be terminated by either party without cause at any time for any reason, subject to the payment of certain amounts as set forth below. Pursuant to the terms of the agreement, Mr. Casner is entitled to a base salary, currently $310,000 per year. The base salary is subject to annual review by the Board of Directors and may be adjusted in its sole discretion. Mr. Casner is entitled to earn an annual bonus of up to 50% of his base salary under our executive performance bonus plan. If Mr. Casner’s employment is terminated by us without cause, he will receive, subject to his signing a release of all claims, payments equal to nine months of his base salary. As of December 31, 2006, that amount was $221,250.

We have no written employment or severance agreements with any other Named Executive Officer.

The stock option agreements of our Named Executive Officers provide that, in case of a change of control of the company, all options then outstanding and either assumed or replaced by the successor entity as part of such change of control shall become fully vested if such Named Executive Officers’ employment is terminated without cause within twelve (12) months of the change of control. All options then outstanding but neither assumed nor replaced by the successor entity shall vest immediately upon the change of control event. As of December 31, 2006, the value of the unvested, in-the-money options of our named executive officers that would accelerate upon a change of control, based on the difference between the closing price on the last trading day of the year of $4.12 per share and the exercise price of the respective options, was as follows:

Name	Option Value as of December 31, 2006
Mark L. Casner	$13,068
Todd P. Clyde	6,631
Michael J. Keenan	1,750
Vera P. Pardee	29,538
Randy L. Weatherhead	5,583

Non-Employee Director Compensation

The following table sets forth summary information concerning compensation paid or accrued for services rendered to us in all capacities to the non-employee members of our Board of Directors for the fiscal year ended December 31, 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards($) (1)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Timothy J. Wollaeger	$31,000	—	$19,804	(2)	—	—	—	$50,804
Gerhard F. Burbach	27,000	—	—	(3)	—	—	—	27,000
Raymond V. Dittamore	47,000	—	19,804	(4)	—	—	—	66,804
R. King Nelson	37,000	—	19,804	(5)	—	—	—	56,804
Kenneth E. Olson	37,000	—	19,804	(6)	—	—	—	56,804
Douglas Reed, M.D.	35,000	—	19,804	(7)	—	—	—	54,804

(1)	Refer to Note 1, “Stock Based Compensation,” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10 K, filed on February 20, 2007 for the relevant assumptions used to determine the valuation of our option awards.

(2)	Timothy J. Wollaeger has outstanding options to purchase an aggregate of 30,000 shares as of December 31, 2006.
(3)	Gerhard Burbach has outstanding options to purchase an aggregate of 250,000 shares as of December 31, 2006.
(4)	Raymond V. Dittamore has outstanding options to purchase an aggregate of 31,429 shares as of December 31, 2006.
(5)	R. King Nelson has outstanding options to purchase an aggregate of 31,507 shares as of December 31, 2006.
(6)	Kenneth E. Olson has outstanding options to purchase an aggregate of 80,950 shares as of December 31, 2006.
(7)	Douglas Reed, M.D. has outstanding options to purchase an aggregate of 30,000 shares as of December 31, 2006.

Compensation Committee Interlocks and Insider Participation

Messrs. Wollaeger, Dittamore and Reed serve on the Compensation Committee of our Board of Directors. No interlocking relationship exists between any member of the Compensation Committee and any member of any other company’s board of directors or compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 2006, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $120,000 and in which any director, executive officer or beneficial holder of more than 5% of any class of our voting securities or members of such person’s immediate family had or will have a direct or indirect material interest, other than the transactions described below. All future transactions between us and any of our directors, executive officers or related parties will be subject to the review and approval of our Audit Committee.

Hirings

In February 2006, we hired Kelly Weatherhead, the wife of executive officer Randy Weatherhead, as a territory manager. Ms. Weatherhead’s total compensation during 2006 was $136,346.

Issuances of Options

During the year ended December 31, 2006, we granted options to purchase an aggregate of 465,000 shares of our common stock to our current directors and executive officers, including each of our executive officers named in the Summary Compensation Table, at an average weighted exercise price of $4.06 per share.

Other Transactions

We have entered into agreements with all prior holders of our preferred stock, including entities affiliated with some of our directors and holders of 5% or more of our common stock, whereby we granted them registration rights with respect to their shares of common stock issued upon conversion of their preferred stock.

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law and may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

We believe that all of the transactions described above were on terms at least as favorable to us as they would have been had we entered into those transactions with unaffiliated third parties.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected Ernst & Young LLP as our independent auditors for the year ending December 31, 2007 and has directed that management submit the selection of independent auditors to the stockholders for ratification at the Annual Meeting. Ernst & Young LLP has audited our financial statements since the fiscal year ended December 31, 1996, and through the year ended December 31, 2006. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholders are not required to ratify the selection of Ernst & Young LLP as our independent auditors. However, we are submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If you fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The affirmative vote of the holders of a majority of the shares of our common stock represented and voting at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Auditors

Our Audit Committee has established a policy that generally requires that all audit and permissible non-audit services provided by our independent auditors will be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date.

Our Board of Directors unanimously recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2007.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, directors, officers and beneficial owners of ten percent or more of our common stock (“Reporting Persons”) are required to report to the Securities and Exchange Commission on a timely basis the initiation of their status as a Reporting Person and any changes regarding their beneficial ownership of our common stock. Based solely on our review of such forms received and the written representations of our Reporting Persons, we have determined that none of the Reporting Persons were delinquent with respect to a reporting obligation during 2006 as set forth in Section 16(a) of the Exchange Act.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our Annual Meeting of Stockholders to be held in 2008 must be received by us no later than December 13, 2007, which is 120 days prior to the first anniversary of the mailing date of the proxy, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the Securities and Exchange Commission for such proposals in order to be included in the proxy statement. Under our Restated Bylaws, a stockholder who wishes to make a proposal at the 2007 Annual Meeting without including the proposal in our proxy statement and form of proxy relating to that meeting must notify us no later than December 13 2007 unless the date of the 2007 Annual Meeting of Stockholders is more than 30 days before or after the one-year anniversary of the 2006 Annual Meeting. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Board of Directors for the 2007 Annual Meeting may exercise discretionary voting power regarding any such proposal.

ANNUAL REPORT

Our Annual Report for the fiscal year ended December 31, 2006 will be mailed to stockholders of record as of March 14, 2007. Our Annual Report does not constitute, and should not be considered, a part of this Proxy.

A copy of our Annual Report on Form 10-K will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of the Company at such date to any person who was a beneficial owner of our common stock on the Record Date. Requests should be directed to Digirad Corporation, 13950 Stowe Drive, Poway, California 92064, Attention: Investor Relations.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Digirad stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Digirad Corporation, Investor Relations; 13950 Stowe Drive, Poway, California 92064 or contact Digirad at (800) 947-6134. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER BUSINESS

Our Board of Directors does not know of any matter to be presented at our Annual Meeting which is not listed on the Notice of Annual Meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying Proxy will vote all Proxies in accordance with their best judgment.

All stockholders are urged to complete, sign, date and return the accompanying Proxy Card in the enclosed envelope.

By Order of the Board of Directors

Timothy J. Wollaeger
Chairman of the Board

Dated: April 11, 2007

ANNUAL MEETING OF STOCKHOLDERS OF

DIGIRAD CORPORATION

May 4, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

20730000000000000000 5 050407

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR”
PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN
BLUE OR BLACK INK AS SHOWN HERE   ☒

1. To elect seven directors for a one-year term to expire at the 2008 Annual Meeting of Stockholders. Our present Board of Directors has nominated and recommends for election as director the following persons:

				FOR	AGAINST	ABSTAIN
		2.	To ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2007.	☐	☐	☐
NOMINEES:
☐ FOR ALL NOMINEES	O Timothy J. Wollaeger	3.	To transact such other business as may be properly brought before our Annual Meeting or any adjournment thereof.
O Gerhard F. Burbach
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	O Raymond V. Dittamore
O R. King Nelson
	O Kenneth E. Olson O Douglas Reed, M.D. O Mark L. Casner	Our Board of Directors has fixed the close of business on March 14, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at our Annual Meeting and at any adjournment or postponement thereof.
☐ FOR ALL EXCEPT (See instructions below)

Accompanying this Notice is a Proxy. Whether or not you expect to be at our Annual Meeting, please complete, sign and date the enclosed Proxy and return it promptly. If you plan to attend our Annual Meeting and wish to vote your shares personally, you may do so at any time before the Proxy is voted.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

DIGIRAD CORPORATION

Annual Meeting of the Stockholders

to be held May 4, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Todd P. Clyde and Vera P. Pardee as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Digirad Corporation held of record by the undersigned on March 14, 2007, at the Annual Meeting of Stockholders to be held at the corporate offices of Digirad Corporation located at 13950 Stowe Drive, Poway, California, on May 4, 2007, at 11:00 a.m. or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)